PROXY RESULTS
	During the six months ended June 30, 2007, Cohen &
Steers Advantage Income Realty Fund shareholders
 voted on the following proposals at the annual meeting held on April 19, 2007. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Richard J. Norman	24,991,650 	 206,023
Frank K. Ross	 	24,995,149 	 202,524



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Martin Cohen	 	10,421 		65
Richard J. Norman	10,426 		60
Frank K. Ross		10,425 		61